EXHIBIT 99.1

Clark Holdings Inc. Reports Fiscal 2010 Financial Results

TRENTON, N.J., April 13 /PRNewswire-FirstCall/ -- Clark Holdings Inc. ("Clark") (NYSE AMEX: GLA), a non-asset-based provider of mission-critical supply chain solutions, today announced operating results for the 52 weeks ended January 1, 2011.  Net loss attributable to Clark's common stockholders for the 52 weeks ended January 1, 2011 was $3,848,000 ($0.35 per diluted common share) compared to a net loss for the 52 weeks ended January 2, 2010 of $1,940,000 ($0.18 per diluted common share).  The net losses reported for the 52 weeks ended January 1, 2011 and January 2, 2010 include $1,129,000 ($0.10 per diluted common share) and $337,000 ($0.03 per diluted common share), respectively, of after tax losses associated with discontinued operations.

For more information on the Company's results of operations for the 2010, please see the Company's Form 10-K for the 52 weeks ended January 1, 2011, which was filed with the Securities and Exchange Commission today.

CLARK HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (In Thousands, except share and per share data)

	For 52 Weeks Ended
	January 1, 2011	January 2, 2010

Gross Revenues	$64,946		$66,406

Freight expense	(45,531)		(41,971)
Depreciation and amortization	(1,663)		(1,716)
Operating, selling and administrative expense	(21,507)		(23,920)
Restructuring charges	(626)		(1,050)
Impairment charges	(594)		(1,077)
Operating loss	(4,975)		(3,328)

Other income	–		1,286
Interest income	2		1
Interest expense	(160)		(206)
Loss before income taxes	(5,133)		(2,247)
Benefit for income taxes	2,414		644

Loss from continuing operations	$(2,719)		$(1,603)
Loss from discontinued operations, net of tax	(1,129)		(337)
Net loss	$(3,848)		$(1,940)

Basic & diluted loss per share
Loss from continuing operations	$(0.25)		$(0.15)
Loss from discontinued operations	(0.10)		(0.03)
Net loss	$(0.35)	$	(0.18)

Weighted average shares used to compute loss per share
Basic and diluted	10,858,755		10,858,755

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark.  Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark's filings with the Securities and Exchange Commission. Clark undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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